EXHIBIT 99.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

HANCOCK FABRICS, INC. AND SUBSIDIARIES, ET. AL.
CASE NUMBER: 07-10353 (BLS)
OFFICE OF UNITED STATES TRUSTEE - REGION 3

FOR THE QUARTER ENDING October 3, 2009

TABLE OF CONTENTS

Statement/Report	Page Number

Post-Confirmation Quarterly Summary Report	2

Consolidated Balance Sheet	3

Allocation of Disbursements among Legal Entities	4

OFFICE OF THE UNITED STATES TRUSTEE – REGION 3 POST-CONFIRMATION QUARTERLY SUMMARY REPORT

Debtor’s Name: Hancock Fabrics, Inc. and Subsidiaries

Bankruptcy Number: 07-10353
Date of Confirmation: August 1, 2008

Reporting Period (month/year): July 5 – Oct 3, 2009 (000's)

Beginning Cash Balance:		2,752

All receipts received by the debtor:

Cash Sales:		65,766

Collection of Accounts Receivable:		372

Proceeds from Litigation (settlement or otherwise):		0

Sale of Debtor’s Assets:		3

Capital Infusion pursuant to the Plan:		0

Total of cash received:		66,141

Total of cash available:		68,893

Less all disbursements or payments (including payments made under the confirmed plan) made by the Debtor:

Disbursements made under the plan, excluding the administrative claims of bankruptcy professionals:		(1)

Disbursements made pursuant to the administrative claims of bankruptcy professionals:		(225)

All other disbursements made in the ordinary course:		(65,209)

Total Disbursements		(65,435)

Ending Cash Balance		3,457

Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief.

Date: October 29, 2009	Signature /s/ Robert W. Driskell

	Name/Title: Robert W. Driskell Chief Financial Officer

Balance Sheet
(in 000's)

	July 4,	Oct 3,
	2009	2009
Assets
Current assets:
Cash and cash equivalents	2,751	3,457
Receivables, less allowance for doubtful accounts	3,945	3,573
**Inventories	98,339	103,927
Income taxes refundable	-	-
Prepaid expenses	2,521	2,384
Total current assets	107,556	113,341

Property and equipment, at depreciated cost	43,675	42,955
Other assets	8,546	8,350
Total assets	159,777	164,646
Liabilities and Shareholders' Equity
Liabilities not subject to compromise
Accounts payable	19,088	24,819
Credit facility: Revolver	31,515	27,355
Credit facility: Notes	21,313	21,553
Discount on Notes	(9,521)	(8,938)
Accrued liabilities	14,344	15,920
Other pre-petition obligations	1,748	1,744
Capital Lease Obligations	3,241	3,217
Postretirement benefits other than pensions	2,247	2,324
Pension and SERP liabilities	22,564	23,071
Other liabilities	7,900	7,782

Liabilities subject to compromise
Accounts payable	-	-
Accrued liabilities	-	-
Income taxes payable	-	-
Capital Lease Obligations	-	-
Postretirement benefits other than pensions	-	-
Pension and SERP liabilities	-	-
Other liabilities	-	-
Total liabilities	114,439	118,847

Total shareholders' equity	45,338	45,763
Total liabilities and shareholders' equity	159,777	164,610

Allocation of Disbursements among Legal Entities
For the Post-Confirmation quarterly period ending October 3, 2009
(in 000's)

		Case #	July 4, 2009	Oct 3, 2009
	Hancock Fabrics, Inc.	07-10353	28,282	23,720
	Hancock Fabrics, LLC	07-10360	1,541	1,358
	Hancock Fabrics of Michigan, Inc.	07-10354	0	0
	HF Merchandising, Inc	07-10358	27,376	39,788
	Hancockfabrics.com, Inc.	07-10357	402	530
	HF Enterprises, Inc.	07-10359	12	20
	HF Resources, Inc.	07-10356	12	20
			57,875	65,435

Revenue allocation by entity
			July 4, 2009	Oct 3, 2009
	Hancock Fabrics, Inc.		55,776	62,557
	Hancock Fabrics, LLC		2,342	2,447
	Hancock Fabrics of Michigan, Inc.		-	-
	Hancockfabrics.com, Inc.		698	1,134
			58,816	66,138

Footnote:
Provided for the purpose of calculating the US Trustee fees under 28 USC Section 1930 (a).
Expenses were allocated to Hancock Fabrics, Inc., Hancock Fabrics, LLC, Hancock Fabrics MI, Inc., and Hancockfabrics.com, Inc. based on the revenue of the entities.  The amounts for HF Merchandising, Inc., HF Enterprises, Inc. and HF Resources, Inc. were based on actual expenditures.